Exhibit 10.1

May 23, 2022

Klara Benzicron

The Mepe Trust

2926 Bransford Road
Augusta, GA 30909

Dear Ms. Benzicron

This Letter of Intent sets forth a summary of terms and conditions under which STAR ALLIANCE INTERNATIONAL CORP., a Nevada Corporation with offices at 5743 CORSA AVENUE, SUITE 218, WESTLAKE VILLAGE, CA 91362, its successors and assigns, (collectively "STAL") will enter into a binding agreement with The Mepe Trust (“MT”) with offices at 2926 Bransford Road, Augusta, GA 30909 to form a new subsidiary to be called Magma International Inc. Corporation (“MII”) individually a (“Party”) and together the (“Parties”). The Parties agree that MII will be the operating company for the business of design, manufacture, new product creation, sales and marketing of the Magma product lines, the principal terms of which are set out below

1.    MAGMA INTERNATIONAL, INC.-Structure, Activities, Funding and Inventory

a/. Officers and Directors:

The new officers and Directors will be as follows:

Lilo Benzicron	Chairman and CEO
Richard Carey	CFO
Georges Beuzieron	President
Themis Glatman	Senior VP and Treasurer
Jean Paul Deleurme	Vice President
Anthony L. Anish	Corporate Secretary

b/. Authorized Share Capital-MII

Authorized common Stock	100 million shares at $0.001 par value
Authorized Convertible Preferred	20 Million shares at $0.001 par value

c/. Issued Share Capital-MII

Common Stock

STAL	75,000,000

Lilo Benzicron	25,000,000

Series A Preferred

Lilo Benzicron	10,000,000 can be converted to common stock on the basis of one preferred share for one share of common stock

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d/. STAL Preferred stock

Authorized Series D Preferred	2 Million shares of STAL Preferred Series D shares that convert at one preferred for 10 shares of common stock (Designation attached as Exhibit A)

Authorized Series E Preferred	5 Million shares of STAL Series E Preferrd shares that convert on the basis of one Preferred share for one share of STAL common stock (Designation attached as Exhibit B)

c/. STAL Share Capital to be issued

Series D Preferred shares	Issued to Lilo Benzicron See exhibit A designation

Series E preferred shares	issued to Lilo Benzicron. See exhibit B designation

d/. Activities of MII

MII will be the operating company for the business of design, manufacture, new product creation, sales and marketing of the Magma product lines.

e/. Funding

STAL will raise a minimum of $10 million for the Magma operations. A full use of funds statement will be worked out between the parties, however the following are specific requirements:

•	Up to $2,500,000 will be used to build a new laboratory. This is imperative to develop new fibers and products.
•	$1,000,000 will be used to purchase the building and pay off the mortgage on the building to make the building free and clear and titled to STAL. This purchase by STAL needs to be completed within 30 days. A minimum deposit of $100,000 will be used to open escrow by June 10, 2022.
•	The equipment will be purchased from Crossroads S.A Holdings, LLC for $1,200,000. $400,000 will be paid immediately and the balance of $800,000 will be paid as follows; $400,000 will be paid using STAL common stock at a 10% discount to market and $400,000 in cash payments, the terms of payment to be agreed.
•	The intellectual property including all patents and trademarks, formulas, knowhow etc. will be acquired for $ 10,000,000. $500,000 will be paid immediately in cash plus $5,000,000 in STAL Series E preferred stock (see Exhibit B). These shares will be convertible to common stock twelve months following the issue based on a one for one conversion. The balance of $4,500,000 will be paid at a minimum of $750,000 per year and due in full in four years.
•	MT will hold a lien on the intellectual property until the full amount has been paid in shares and cash. In the event of a default the intellectual property automatically reverts back to MT and all funds paid and shares issued remain the property of MT.
•	MT will receive royalties on sales annually, paid every six months as follows:
1st $50,000,000 sales annually--2% royalty on gross sales
Next $50,000,000 sales annually--1.5% royalty on gross sales
Thereafter 1% royalty on gross sales
In addition, there will be royalty bonuses for new products designed and completed by Lilo
Benzicron which will be agreed between the parties in the future.
•	The remaining funds will be used as deemed appropriate by the Board of Directors.

f/. Inventory

The current inventory consists of new material ready for process, chopped fibers, woven fabric, chemicals and all required items necessary to complete the manufacturing process. In addition, MT will, as a part of the purchase price, (shares in MII) transfer title of all molds and tooling to MII

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g/. Salaries

Mr. Lilo Benzicron and Mr. Georges Beuzieron will be entitled to a salary commensurate with their positions with the Company.

h/. Management

As a part of the agreement for this acquisition, it is agreed that all day to day management decisions will be made by Mr. Lilo Benzicron. Mr Benzicron will hold the deciding vote on all matters relating to the Magma product lines and business. Only in the extreme circumstance where a decision made by Mr. Benzicron could damage the business, can the Board of STAL cast a voting majority.

2.    BINDING AGREEMENT. The parties plan to enter into a definitive and binding agreement as soon as possible but in any event within 60 days from the signing date of this LOI. The terms will encompass the terms agreed to herein plus other terms usual to an agreement of this nature.

3.    ASSUMED LIABILITIES. MII will hereafter assume as of the closing date the following: (i) liabilities and obligations arising in connection with the operations of Magma after the closing date, and (ii) liabilities and obligations arising after the closing date in connection with the performance by MII of any contracts and agreements associated with the project.

4.    PRECLOSING COVENANTS. The Parties will use their reasonable best efforts to obtain all necessary third-party and government and State consents, if any, (including all certificates, permits and approvals required in connection with the project). Pending execution of this Letter Agreement, MII will not (i) issue or agree to issue any additional shares of Common Stock or of any other voting security or any rights to acquire any such additional Common Stock or voting security, without agreement by the parties, nor will LB (ii) authorize or consummate any sale of its assets other than in the ordinary course of business, without first offering those assets to MII who would need to match any other offers.

5.    DUE DILIGENCE. Lilo Benzicron agrees to cooperate with STAL’s due diligence investigation of the assets and business and will provide STAL and its representatives with prompt and reasonable access to any books, records, contracts and other information pertaining to the Business (the "Due Diligence Information"), as the case may be, and as necessary.

6.    CONFIDENTIALITY; NONCOMPETITION. STAL will use the Due Diligence Information solely for the purpose of the due diligence investigation of the Business and unless and until the Parties consummate the formation and close, STAL, it’s affiliates, directors, officers, employees, advisors, and agents (STAL’s "Representatives") will keep the Due Diligence Information strictly confidential. STAL will disclose the Due Diligence Information only to those Representatives of STAL who need to know such information for the purpose of consummating formation of MII for the proposed project/s. STAL agrees to be responsible for any breach of this paragraph 6 by any of STAL’s Representatives. In the event the proposed transaction is not consummated, STAL will return to MT any materials containing Due Diligence information or will certify in writing that all such materials or copies of such materials have been destroyed. Neither STAL nor MII will not use any Due Diligence Information to compete with MT, in the event that the proposed transaction is not consummated. The provisions of this paragraph 6 will survive the termination of this letter agreement.

7.    NONSOLICITATION OF EMPLOYEES OF THE BUSINESS. Until the consummation of the proposed transaction, or if the parties do not consummate the transaction herein envisioned, MII will not solicit or recruit the employees brought by Lilo Benzicron to MII.

8.    EXCLUSIVE DEALING. Until July 1st, 2022, LB will not enter into any agreement, discussion, or negotiation with, or provide information to, or solicit, encourage, entertain or consider any inquiries or proposals from, any other corporation, entity or other person with respect to (a) the possible sale of the technology of MT, or disposition of MT’s assets overall, or (b) any business combination involving MT, whether by way of merger, consolidation, share exchange or other transaction.

9.    EXPENSES. Each party will be responsible for their own costs and expenses associated with the transactions contemplated hereby, including, but not limited to, legal fees and costs, and the costs associated with obtaining shareholder, governmental and other third party approvals prior to closing.

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10.    INDEMNIFICATION: The Seller represents and warrants that STAL will not incur any liability in connection with the proposed transaction as to any third party with whom MT, or its agents have had discussions regarding the disposition of MT’s assets, and MT agrees to indemnify, defend and hold harmless STAL and MII, its officers, directors, stockholders, lenders and affiliates from any claims by or liabilities to such third parties, including any legal or other expenses incurred in connection with the defense of such claims. The covenants contained in this paragraph will survive the termination of this letter agreement.

11.    THIRD PARTIES. This Letter Agreement is intended for the sole and exclusive benefit of the Parties hereto and their respective successors and controlling persons, and no other person, firm or corporation shall have any third-party beneficiary or other rights hereunder.

12.    FORCE MAJEURE. The Parties herein acknowledge that this Letter Agreement is being entered into during a time of global uncertainty caused by the COVID-19 pandemic. If the closing herein envisioned is interrupted or prevented, directly or indirectly, by matters beyond the control of the Parties including, but not limited to, floods, fires, further governmental acts or directives, strikes or labor strife, power or service outages, civil unrest, and/or further acts of God ("Force Majeure Event"), the Parties shall agree to postpone or suspend the running of time for the closing hereunder only for as long as any such Force Majeure Event continues to withhold the Parties from duly closing the transactions herein envisioned.

13.    PURCHASE AGREEMENT. As part of the ‘closing’ herein described, each Party acknowledges that the Parties shall be bound to enter into final negotiations on the terminology to be included in the Definitive Agreements, as well as other necessary and customary representations and warranties.

14. ENTIRE AGREEMENT / DEFINITIVE AGREEMENT. This Letter Agreement represents the current Agreement between the Parties hereto, supersedes all prior representations, negotiations, promises, understandings or agreements, whether oral or written, between the Parties with respect to the subject matter hereof, and may not be modified or supplemented except by mutual agreement and signature between the Parties. In the event that the Parties draw a more definitive agreement to encompass the transactions herein envisioned, they may further delineate their duties and responsibilities as to any provisions, including but not limited to:

i.	any other related agreements containing relevant financial terms, for example, employment agreements or non-competition agreements,
ii.	further representations and warranties
iii.	Obtaining employment and non-competition agreements with key employees;

15.    GOVERNING LAW/JURISDICTION. This Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia. The parties consent to the jurisdiction of the courts of the State of Geogia, for the resolution of any dispute relating to this Letter Agreement.

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16.    ATTORNEY

The attorney that will be handling the escrow and closing of the asset sale to MII will be Nathan E Huff, Cleary, West and Huff, LLP,

Upon mutual execution of this letter, the Parties will proceed with the above directives for consummating this contemplated transaction in a timely manner.

Accepted and Agreed as of May 23, 2022.

Star Alliance International Corporation

/s/Richard Carey

Richard Carey, Chairman

The Mepe Trust.,

/s/ Klara Benzicron

Klara Benzicron, Trustee

Lilo Benzicron

/s/ Lilo Benzicron

Lilo Benzicron

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